EXHIBIT 99.1

AutoZone 3rd Quarter Same Store Sales Increase 7.1%; EPS Increases 31.5% to $4.12

MEMPHIS, Tenn., May 25, 2010 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $1.8 billion for its third quarter (12 weeks) ended May 8, 2010, an increase of 9.9% from the third quarter of fiscal 2009 (12 weeks). Domestic same store sales, or sales for stores open at least one year, increased 7.1% for the quarter.

Net income for the quarter increased $29.1 million, or 16.7%, over the same period last year to $202.7 million, while diluted earnings per share increased 31.5% to $4.12 per share from $3.13 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 50.7% (versus 50.2% for last year's quarter). The improvement in gross margin benefited from higher merchandise margins and leveraging distribution costs due to higher sales.  The merchandise margin improvement of 23 basis points was attributable to both a shift in mix to higher margin product and lower product acquisition costs.  Operating expenses, as a percentage of sales, were 31.1% (versus 31.8% last year).  The reduction in operating expenses, as a percentage of sales, reflected leverage of store operating expenses due to higher sales, partially offset by 17 basis points of expense from the continued investment in our hub store initiative and 16 basis points from higher pension expense.

Under its share repurchase program, AutoZone repurchased 1.5 million shares of its common stock for $266 million during the third quarter, at an average price of $172 per share. At quarter end, the Company had $251 million remaining under its current share repurchase authorization.

The Company's inventory increased 2.1% over the same period last year, driven by new store openings. Inventory per store was $506 thousand versus $516 thousand last year. Net inventory, defined as merchandise inventories less accounts payable, decreased on a per store basis to $12 thousand from $33 thousand last year.

"We are pleased to report our 15th consecutive quarter of double digit EPS growth.  I would like to thank our AutoZoners for their commitment to meeting or exceeding our customers' expectations. Their commitment to exceptional customer service defines our organization and enables our success. Our plan remains consistent, as we focus on improving parts coverage supported by our enhanced hub store model, hiring, retaining and training the best automotive parts professionals, and growing our Commercial business.  Additionally, we reported a 26.5% trailing four-quarter return on invested capital ratio this past quarter, as we remained committed to our disciplined approach of growing operating earnings while utilizing our capital effectively," said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended May 8, 2010, AutoZone opened 21 new stores, closed one store and replaced one store in the U.S. and opened 10 new stores in Mexico. As of May 8, 2010, the Company had 4,309 stores in 48 states, the District of Columbia and Puerto Rico in the U.S. and 212 stores in Mexico.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts. AutoZone also sells the ALLDATA brand diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information, and auto and light truck parts through www.autozone.com, and as part of our commercial sales program, through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, May 25, 2010, beginning at 10:00 a.m. (EDT) to discuss its third quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking "Investor Relations," "Conference Calls." The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, June 1, 2010 at 11:59 p.m. (EDT).

This release includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP measures include return on invested capital, adjusted debt, and adjusted debt/EBITDAR. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company's debt levels to a ratio of adjusted debt to EBITDAR in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: credit market conditions; the impact of recessionary conditions; competition; product demand; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; construction delays; access to available and feasible financing; and changes in laws or regulations. Certain of these risks are discussed in more detail in the "Risk Factors" section contained in Item 1A under Part 1 of our Annual Report on Form 10-K for the year ended August 29, 2009, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the "Risk Factors" could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

AutoZone's 3rd Quarter Highlights - Fiscal 2010

Condensed Consolidated Statements of Operations
3rd Quarter
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended	12 Weeks Ended
	May 8, 2010	May 9, 2009

Net sales	$ 1,821,990	$ 1,658,160
Cost of sales	898,869	825,253
Gross profit	923,121	832,907
Operating, SG&A expenses	567,256	527,675
Operating profit (EBIT)	355,865	305,232
Interest expense, net	36,833	31,482
Income before taxes	319,032	273,750
Income taxes	116,287	100,061
Net income	$ 202,745	$ 173,689
Net income per share:
Basic	$ 4.19	$ 3.18
Diluted	$ 4.12	$ 3.13
Weighted average shares outstanding:
Basic	48,377	54,652
Diluted	49,212	55,456

Year-to-date 3rd Quarter, FY2010
(in thousands, except per share data)	GAAP Results
	36 Weeks Ended	36 Weeks Ended
	May 8, 2010	May 9, 2009

Net sales	$ 4,917,459	$ 4,584,330
Cost of sales	2,440,678	2,290,934
Gross profit	2,476,781	2,293,396
Operating, SG&A expenses	1,630,106	1,534,930
Operating profit (EBIT)	846,675	758,466
Interest expense, net	109,483	94,554
Income before taxes	737,192	663,912
Income taxes	267,814	242,989
Net income	$ 469,378	$ 420,923
Net income per share:
Basic	$ 9.52	$ 7.45
Diluted	$ 9.37	$ 7.36
Weighted Average Shares outstanding:
Basic	49,309	56,498
Diluted	50,087	57,179

Selected Balance Sheet Information
(in thousands)
	May 8, 2010	May 9, 2009	August 29, 2009

Cash and cash equivalents	$ 95,762	$ 94,287	$ 92,706
Merchandise inventories	2,288,364	2,240,511	2,207,497
Current assets	2,578,948	2,607,984	2,561,730
Property and equipment, net	2,425,043	2,301,794	2,354,357
Total assets	5,452,770	5,296,176	5,318,405
Accounts payable	2,235,766	2,098,308	2,118,746
Current liabilities*	2,872,076	3,135,961	2,706,752
Total debt	2,698,500	2,405,900	2,726,900
Stockholders' equity (deficit)	(461,950)	(45,119)	(433,074)
Working capital	(293,128)	(527,977)	(145,022)

* Current liabilities at May 9, 2009 included $456.6 million of short term debt obligations ($300.0 million bank term loan and $156.6 million in commercial paper borrowings). Subsequent to May 9, 2009, our short term debt obligations were classified as long-term as we had the ability and intent to replace these short term obligations with long-term financing under our $800 million of revolving credit facilities, expiring in July 2012.

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
	May 8, 2010	May 9, 2009
Net income	$ 705,504	$ 664,669
Add: Interest	157,245	129,319
Taxes	401,522	381,317
EBIT	1,264,271	1,175,305

Add: Depreciation	187,078	176,073
Rent expense	191,616	179,055
Option expense	18,858	19,250
EBITDAR	$ 1,661,823	$ 1,549,683

Debt	$ 2,698,500	$ 2,405,900
Capital lease obligations	63,337	57,227
Add: rent x 6	1,149,700	1,074,322
Adjusted debt	$ 3,911,537	$ 3,537,449

Adjusted debt to EBITDAR	2.4	2.3

Selected Cash Flow Information
(in thousands)
	12 Weeks Ended	12 Weeks Ended	36 Weeks Ended	36 Weeks Ended
	May 8, 2010	May 9, 2009	May 8, 2010	May 9, 2009

Depreciation	$ 42,820	$ 41,309	$ 129,918	$ 123,273

Capital spending	$ 68,940	$ 61,941	$ 180,066	$ 160,087

Cash flow before share repurchases:
Net increase/(decrease) in cash and cash equivalents	$ (9,399)	$ (13,686)	$ 3,056	$ (148,174)
Subtract increase in debt	(76,200)	(284,855)	(28,400)	155,900
Subtract share repurchases	(266,381)	(65,440)	(558,269)	(712,606)
Cash flow before share repurchases and changes in debt	$ 333,182	$ 336,609	$ 589,725	$ 408,532

Other Selected Financial Information
(in thousands, except ROIC)
	May 8, 2010	May 9, 2009

Cumulative share repurchases ($ since fiscal 1998)	$ 8,149,186	$ 7,003,520
Remaining share authorization ($)	$ 250,814	$ 396,480

Cumulative share repurchases (shares since fiscal 1998)	118,902	111,558
Shares outstanding, end of quarter	47,648	54,567

	Trailing 4 Quarters
	May 8, 2010	May 9, 2009
Net income	$ 705,504	$ 664,669
Adjustments:
Interest expense	157,245	129,319
Rent expense	191,616	179,055
Tax effect*	(126,531)	(112,418)
After-tax return	927,834	860,625

Average debt**	2,669,100	2,309,371
Average equity**	(369,156)	102,618
Add: Rent x 6	1,149,700	1,074,322
Average capital lease obligations**	56,009	62,537
Pre-tax invested capital	$ 3,505,653	$ 3,548,848

Return on Invested Capital (ROIC)	26.5%	24.3%

* Effective tax rate over trailing four quarters ended May 8, 2010 and May 9, 2009 is 36.3% and 36.5%, respectively. ** All averages are computed based on trailing 5 quarter balances.

AutoZone's 3rd Quarter Fiscal 2010
Selected Operating Highlights

Store Count & Square Footage

	12 Weeks Ended	12 Weeks Ended	36 Weeks Ended	36 Weeks Ended
	May 8, 2010	May 9, 2009	May 8, 2010	May 9, 2009
Domestic stores:
Store count:
Stores opened	21	32	83	82
Stores closed	1	1	3	2
Replacement stores	1	4	2	6
Total domestic stores	4,309	4,172	4,309	4,172

Stores with commercial programs	2,340	2,276	2,340	2,276

Square footage (in thousands):	27,744	26,805	27,744	26,805

Mexico stores:
Stores opened	10	10	24	20
Total stores in Mexico	212	168	212	168

Total stores chainwide	4,521	4,340	4,521	4,340

Square footage (in thousands):	29,280	28,012	29,280	28,012
Square footage per store	6,476	6,454	6,476	6,454

Sales Statistics
($ in thousands, except sales per average square foot and percentages)
	12 Weeks Ended	12 Weeks Ended	Trailing 4 quarters	Trailing 4 quarters
Total Auto Parts (Domestic and Mexico)	May 8, 2010	May 9, 2009	May 8, 2010	May 9, 2009
Total auto parts sales	$ 1,787,069	$ 1,624,806	$ 7,002,970	$ 6,649,892
% Increase vs. LY	10.0%	9.4%	5.3%	7.6%
% Increase vs. LY (excl 53rd week)			7.3%	5.6%

Sales per average store	$ 397	$ 376	$ 1,581	$ 1,564
Sales per average square foot	$ 61	$ 58	$ 244	$ 243

Domestic Commercial
Total domestic commercial sales	$ 217,811	$ 188,636	$ 829,220	$ 772,296
% Increase vs. LY	15.5%	4.9%	7.4%	6.1%
% Increase vs. LY (excl 53rd week)			9.2%	4.3%

All Other (ALLDATA and E-Commerce)
All other sales	$ 34,921	$ 33,355	$ 146,984	$ 144,951
% Increase vs. LY	4.7%	4.9%	1.4%	8.8%
% Increase vs. LY (excl 53rd week)			3.3%	6.8%

	12 Weeks Ended	12 Weeks Ended	36 Weeks Ended	36 Weeks Ended
	May 8, 2010	May 9, 2009	May 8, 2010	May 9, 2009
Domestic same store sales	7.1%	7.4%	4.7%	3.9%

Inventory Statistics (Total Stores)
	as of	as of
	May 8, 2010	May 9, 2009
Accounts payable/inventory	97.7%	93.7%

($ in thousands)
Inventory	$ 2,288,364	$ 2,240,511
Inventory per store	$ 506	$ 516

Net inventory (net of payables)	$ 52,598	$ 142,203
Net inventory / per store	$ 12	$ 33

	Trailing 4 Quarters
	May 8, 2010	May 9, 2009
Inventory turns	1.6 x	1.6 x
CONTACT:  AutoZone, Inc.
          Financial:
          Brian Campbell
            (901) 495-7005
            brian.campbell@autozone.com
          Media:
          Ray Pohlman
            (866) 966-3017
            ray.pohlman@autozone.com